Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of October 6, 2020, by and between Veritone, Inc., a Delaware corporation (the “Company”) and Michael L. Zemetra (“Executive”).  Certain capitalized terms used in this Agreement are defined in Section 24 below.

WHEREAS, the Company desires to retain the services of Executive, Executive desires to provide services to the Company, and the Company and Executive mutually desire to enter into an agreement containing the terms and conditions pursuant to which the Company will employ Executive from and after the Start Date (as defined in Section 1 below).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Employment.  The Company shall employ Executive, and Executive hereby accepts such employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on October 8, 2020 (the “Start Date”) and ending as provided in Section 4 hereof (such period of employment hereunder referred to herein as the “Employment Period”).

2.Position and Duties.

(a)During the Employment Period, Executive shall be employed by the Company as its Executive Vice President, Chief Financial Officer and Treasurer, reporting directly to the Company’s Chief Executive Officer. Executive shall have such duties, responsibilities and powers as are customary for an individual holding the positions of Chief Financial Officer and Treasurer of a publicly-listed company of comparable size. Executive shall faithfully and diligently perform such duties of said office as well as such other lawful related duties of an executive nature as may be reasonably and lawfully requested by the Company’s Chief Executive Officer from time to time. Without limiting the generality of the foregoing, Executive’s duties and authority shall include: (a) oversight of all accounting, tax, finance, cash management and investor relation functions, and (b) providing strategic input in formulation of the Company’s annual operating plans and any mergers, acquisitions and other strategic transactions undertaken by the Company; provided, however, nothing contained herein shall prohibit Executive from engaging in (i) charitable, civic and industry work, (ii) occasional lectures and teaching at educational, civic and/or charitable institutes, (iii) subject to pre-approval in writing by the Corporate Governance and Nominating Committee of the Board of Directors of the Company (the “Board”) or any other committee designated by the Board, service on boards of directors of non-competing companies, (iv) managing personal affairs and passive investments, and (v) advising such other companies or businesses as may be pre-approved in writing by the Board’s Corporate Governance and Nominating Committee or any other committee designated by the Board; provided, that, with respect to (i) through (v) above, such service, work or activities do not materially interfere with Executive’s performance of his duties to the Company (as determined by the Board’s Corporate Governance and Nominating Committee or any other committee designated by the Board after prior written notice to Executive including the specific instances of such material interference, and providing Executive at least thirty (30) days’ opportunity to cure such material interference). Executive shall be based at the Company’s offices located in Costa Mesa, California or at such other location as may be determined by the Company’s Chief Executive Officer, subject to Section 4 below. The parties acknowledge and agree that at present, the Company’s offices are closed and all personnel are working remotely; however, once the Company’s offices are reopened to the executive team generally, and provided that the Company provides Executive with at least two (2) weeks’  advance written notice of such reopening, Executive will be expected to work full-time in the Company’s offices, other than during business travel, paid-time-off or other absence taken in accordance with applicable Company policy or as otherwise approved by the Company’s Chief Executive Officer.  Executive will relocate his primary residence to Orange County, California within six (6) months following the date the Company’s executive offices are reopened to the executive team generally.

(b)Representations.  Executive represents and warrants, as of the date of this Agreement, that he is not bound by any employment, consulting, non-competition, confidentiality, finders, marketing or other agreement or arrangement that would, or might reasonably be expected to, prohibit or restrict him from performing his duties and obligations hereunder, or that conflict with the provisions of this Agreement, Executive’s obligations to the Company under this Agreement, or Executive’s ability to become employed and perform the services hereunder (for clarity, the parties hereto acknowledge and agree that Executive is obligated to his current employer to reasonably assist in the transition of Executive’s current position, though such agreement in no way restricts Executive from performing Executive’s duties hereunder following the Start Date).

3.Compensation and Benefits.

(a)Base Salary.  During the Employment Period, Executive’s annual base salary shall initially be set at $325,000 (the “Base Salary”).  The Base Salary shall be payable in accordance with the Company’s normal payroll schedule, but no less often than monthly.  The Base Salary shall be subject to review by the Board no less frequently than annually.

(b)Annual Bonus.  Executive will be eligible to earn an annual incentive bonus (“Annual Bonus”) with an annual target of fifty percent (50%) of Base Salary, up to a maximum amount of up to one hundred percent (100%) of Base Salary, determined in accordance with the terms of the Company’s annual bonus program applicable to its senior executive officers other than the Chief Executive Officer and President (such other officers, the “Non-Founder Executives”) generally for the relevant year, based on the achievement of objective financial performance goals applicable equally to all Non-Founder Executives’ annual bonuses for the relevant year, which bonus program shall be determined by the Compensation Committee of the Board and communicated to the senior executive team no later than ninety (90) days after the start of each applicable year.  The target Annual Bonus shall be subject to review by the Board no less frequently than annually. In order to earn a bonus for an applicable year, Executive must be employed with the Company as of the fifth day of January of the year following the applicable bonus program year, and any such bonus will be paid at such time as annual bonuses are paid generally to the Company’s senior executive, but in any event no later than April 30th of the year following the applicable bonus program year.

(c)Expenses.  During the Employment Period, the Company shall reimburse Executive for all reasonable out-of-pocket business expenses incurred by Executive related to Executive’s services provided under this Agreement, which are consistent with the Company’s policies in effect from time-to-time for its Non-Founder Executives with respect to travel (including business class airfare), entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses, except as otherwise provided hereunder.

(d)Relocation. Subject to Executive’s receipt of timely notice of the reopening of Company offices pursuant to Section 2, the parties hereto acknowledge and agree that if Executive relocates his primary residence to Orange County, CA on or prior to the nine (9)-month anniversary of the Start Date, the Company shall reimburse Executive for reasonable and necessary moving expenses incurred in connection with Executive’s relocation described in Section 2(a), including but not limited to expenses incidental to the sale of Executive’s primary residence and relocation of Executive’s possessions, vehicles and family, up to a maximum amount of $10,000 (the “Relocation Expenses”). Such reimbursement shall be subject to Executive’s timely substantiation of the Relocation Expenses no later than sixty days after such relocation, and shall be paid to Executive within thirty days following such substantiation (but in no event later than March 15th of the year following that in which such expenses are incurred).

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(e)Other Benefits.  In addition to (but without duplication of) the Base Salary and Annual Bonus and other items described above, during the Employment Period, (i) the Company shall pay 100% of the premiums for medical, dental and vision insurance coverages elected by Executive for Executive and his eligible family members under the Company’s group insurance plans (which shall be reasonably comparable to those in place as of the date hereof), and (ii) Executive shall be entitled to paid time off subject to and in accordance with the Company’s policies applicable to its Non-Founder Executives with respect to such paid time off, and subject to applicable eligibility requirements, to such other benefits, including but not limited to, and retirement benefits, consistent with those provided by the Company and made available to the other Non-Founder Executives of the Company. The Company may in its discretion make changes or discontinue its benefit plans at any time, so long as such actions do not impact Executive disproportionately relative to the other executive officers of the Company at Executive’s level.

(f)Equity Awards.

(i)Initial Equity Awards.  On the Start Date, the Company shall grant to Executive the following equity awards:

(A)a restricted stock unit (“RSU”) award covering 40,000 shares of the Company’s common stock, which award shall vest over a two (2) year period, with 50% of such RSUs vesting on the first (1st) anniversary of the Start Date and 50% of such RSUs vesting in substantially equal quarterly installments over the next twelve (12)-month period, such that 100% of the RSUs are vested on the second (2nd) anniversary of the Start Date, subject to Executive’s continued employment through the relevant vesting date;

(B)a time-based nonqualified stock option to purchase 60,000 shares of the Company’s common stock, which shall vest over a four (4) year period, with 25% of the shares underlying such option vesting on the first (1st) anniversary of the Start Date, and 1/36th of the remaining shares underlying such option vesting for each full month of Executive’s continuous employment thereafter, in each case subject to Executive’s continued employment through the relevant vesting date; and

(C)a performance-based nonqualified stock option to purchase 120,000 shares of the Company’s common stock, which shall vest in three equal installments based on the closing price of the Company’s common stock exceeding $17.50, $22.50 and $27.50 per share for a period of thirty (30) consecutive trading days, subject to Executive’s continued employment through the relevant vesting date.

Such initial equity awards shall be made as “inducement grants” outside of the Company’s existing equity plans, but shall be subject to the terms of the award agreements relating thereto, which shall be consistent with the terms of the Company’s 2017 Stock Incentive Plan and 2018 Performance-Based Stock Incentive Plan, as applicable.

(ii)Future Restricted Stock Unit Awards.  During the first calendar quarter of each year during the Employment Period, and subject to Executive’s continued employment through the grant date thereof, the Company shall grant to Executive a restricted stock unit award under the Company’s 2017 Stock Incentive Plan (or such successor plan as may then be in effect) covering a number of shares of the Company’s common stock determined by dividing $300,000 by the average VWAP of the common stock (as determined by the Company in good faith) for the ninety (90) calendar day period ended on the last trading day prior to the grant date thereof. Each such award shall fully vest on the first anniversary of the grant date thereof, subject to Executive’s continued employment through the relevant vesting date.  Except for the terms and conditions set forth in this this Agreement, the equity awards (including the equity awards described in Section 3(f)(i)) shall be documented on and subject to the terms and conditions of the Company’s standard forms of notices of award and award agreements, as filed with the Securities and

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Exchange Commission and consistent with award agreements applicable generally to the Company’s Non-Founder Executives.

(iii)Taxes.  Without limiting any other means of payment available to Executive under the applicable incentive equity plan and award agreement(s), Executive shall be entitled in his discretion, by written notice to the Company prior to the vesting of the applicable RSU award, to satisfy any tax withholding obligations arising in connection with such RSU award through “net settlement” (i.e., by Executive’s surrender of shares of the Company’s common stock from the RSU award creating the tax obligation having a fair market value on the date of vesting of such RSU award equal to the withholding obligation (calculated at the maximum statutory withholding rate).  Notwithstanding the foregoing, if Executive may sell shares in compliance with the Company’s Insider Trading Policy and the SEC’s insider trading rules and without incurring short-swing trading liability based on prior non-exempt purchases, as confirmed by the Company’s legal counsel, the Company shall have the right in its discretion to require Executive to sell such number of the shares to be issued upon vesting of the RSU award through a broker-assisted transaction arranged by the Company as would yield sufficient proceeds to Executive to pay such withholding obligation in cash (via the broker) in lieu of net settlement, and the Company shall accept such sell-to-cover in satisfaction of Executive’s obligation to satisfy tax withholding obligations. For clarity, if sell-to-cover is not available to Executive for any reason (including without limitation, as a result of insider trading restrictions), Executive shall be entitled to use “net settlement” to cover all applicable tax withholding obligations associated with the RSUs.

(g)Legal Fees.  The Company will pay for the legal fees reasonably incurred by Executive in the negotiation of this Agreement up to a maximum of $5,000, provided that such fees are substantiated with the summary page of the invoice from such counsel.  Such fees shall be billed directly to the Company by Executive’s counsel, and the Company shall pay such fees promptly in accordance with its normal practices, and in any event no later than March 15, 2021.

4.Term and Termination.

(a)Term and Termination.  The Employment Period shall begin on the Start Date and, unless renewed hereunder, shall expire on the fourth (4th) anniversary of the Start Date.  The Employment Period shall automatically be renewed on the same terms and conditions set forth herein as modified from time to time by the parties hereto for additional one (1) year periods unless Company or Executive gives the other written notice of the election to terminate the Employment Period at least ninety (90) calendar days prior to any such renewal date; provided, however, that the Employment Period shall terminate prior to any such renewal date (i) immediately upon Executive’s death or Disability, (ii) on a date of termination set forth in a written notice of termination delivered to Executive by the Company for any reason (whether for Cause or without Cause), or (iii) immediately upon the Company’s receipt of written notice of Executive’s resignation for any reason  unless such written notice specifies a later date, or such later date is otherwise mutually agreed by the Company and Executive in writing) (such date of termination or expiration, for any reason, the “Termination Date”).

(b)Accrued Amounts.  Upon termination of Executive’s employment for any reason, the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to (i) any unpaid Base Salary earned prior to the Termination Date, (ii) reimbursement under Section 3(c) of this Agreement for expenses incurred prior to the Termination Date; (iii) payment for any accrued but unused paid time off (if any), and (iv) any other amounts to which Executive is legally entitled to as of the Termination Date (collectively, the “Accrued Amounts”).

(c)Good Leaver Termination.  Upon termination of Executive's employment (a) by the Company other than for Cause (including without limitation an election by the Company not to renew

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this Agreement under Section 4(a) above if Executive is willing and able to continue employment hereunder at the time of such non-renewal by the Company), or (b) by Executive for Good Reason (a “Good Leaver Termination”), Executive shall be entitled to receive:

(i)the Accrued Amounts;

(ii)any prior year's Annual Bonus to the extent earned but not yet paid, payable when bonuses are paid generally to the Company’s executive officers for such prior year, but in no event later than the March 15th next-following such prior year;

(iii)a pro rata Annual Bonus for the calendar year in which termination occurs, with the payment amount of such Annual Bonus based on actual achievement of any performance metrics at the end of the annual performance period; and

(iv)a severance payment in the form of continued salary payments in an amount equal to (A) six (6) months of Executive’s monthly Base Salary (if such Good Leaver Termination occurs on or before the second (2nd) anniversary of the Start Date), (B) nine (9) months of Executive’s monthly Base Salary (if such Good Leaver Termination occurs after the second (2nd) anniversary of the Start Date), or (C) twelve (12) months of Executive’s monthly Base Salary if the closing price per share of the Company’s common stock has exceeded $22.50 for a period of 30 consecutive trading days at any time prior to the occurrence of such Good Leaver Termination (which enhanced 12-month severance amount shall, for clarity, apply regardless of the timing of such termination if the foregoing stock-price goal has been attained) (the “Salary Severance”), which shall be payable in substantially equal installments in accordance with the Company’s payroll practice over the applicable period, beginning with the Company’s first regular payroll date coincident with or following the sixtieth (60th) day after the Termination Date (with any installments otherwise payable prior to such sixtieth (60th) day paid on the first such payment date), provided that, if a Change in Control occurs during such salary continuation period, any remaining installment payments shall be paid in lump sum within ten (10) days following such Change in Control.

(v)during the period in which Executive is eligible to receive Salary Severance pursuant to subsection (iv) above (the “COBRA Period”), subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Code and the regulations thereunder, the Company shall continue to provide to Executive and Executive’s dependents healthcare coverage eligibility under Section 4980B of the Code.  Executive shall be responsible for the premiums related to such coverage.

Other than any vested benefits under any Company benefit plan (subject to the terms of any such benefit plans in which Executive participates), the foregoing benefits shall be the sole benefits to which Executive is entitled upon a termination of employment described in this Section 4(c).  In order to receive any termination-related benefits hereunder, including but not limited to severance, Executive shall execute and deliver to the Company a release of claims in favor of the Company and its Subsidiaries and Affiliates (which shall be substantially in the form attached hereto as Exhibit A), which release shall have been delivered to the Company and shall have become irrevocable prior to the fifty-second (52nd) day following the later of the Termination Date or the date on which an executable version of such release is provided to Executive by the Company.  Executive shall not be entitled to any other salary, bonuses, benefits, severance or other compensation after the Termination Date, except as otherwise expressly provided herein or required by applicable law.

(d)Death or Disability.  If Executive dies during the Employment Period, the Employment Period shall terminate as of the date of death, and the obligations of the Company to or with respect to Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 4(d). If Executive becomes Disabled, the Company shall have the right, to the extent permitted by law, to terminate the employment of Executive upon notice in writing to Executive. If Executive is terminated due to death or by reason of becoming Disabled, (i)  Executive (or Executive’s estate or

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beneficiaries in the case of the death of Executive) shall be entitled to the Accrued Amounts, and (ii) any outstanding options held by Executive to the extent vested as of the date of such termination may be exercised by Executive or Executive’s estate for a period of one year following termination of employment (or if earlier, through the latest expiration date contained in the applicable option agreement). The Executive (or, in the case of his death, his estate and beneficiaries) shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder. Any payments made pursuant to this Section 4(d) shall be made within thirty (30) days after the Termination Date.

(e)Other Termination.  If the Employment Period expires pursuant to Section 4(a) because Executive elects not to renew the Agreement or is terminated (i) by the Company for Cause or (ii) by Executive’s resignation without Good Reason, then Executive shall be entitled to receive only the Accrued Amounts, and Executive shall not be entitled to any other salary, bonuses, benefits, severance, or other compensation after the Termination Date, except as otherwise expressly provided for hereunder or pursuant to Executive’s equity grant documents or as otherwise required under applicable law.

(f)Change in Control Benefits.  Notwithstanding the above termination provisions, if Executive's employment is terminated as a result of a Good Leaver Termination during the six-month period prior to a Change in Control or the 12-month period after a Change in Control, then in addition to the payments and benefits described in Section 4(c), Executive shall be entitled to (a) vesting of any unvested portion of any time-based equity awards existing as of the Termination Date (and for clarity, if Executive’s employment terminates due to a Good Leaver Termination prior to a Change in Control, Executive’s time-based equity awards that are unvested as of the Termination Date shall remain outstanding and eligible to vest on a Change in Control occurring within six months thereafter (but in no event past the stated maximum term of any stock option)), and (b) a lump sum cash payment in an amount equal to the sum of (i) Executive's annual Base Salary and (ii)  two (2) times Executive’s target Annual Bonus (with such target Annual Bonus calculated pro rata for the year as of the date of cessation of employment). Such payment shall be paid within ten (10) days following the later of (i) the effective date of the Change in Control and (ii) the Termination Date.  Notwithstanding the foregoing, such payment shall be subject to the provisions of the last paragraph of Section 4(c).

(g)No Other Benefits.  Except as otherwise expressly provided herein, Executive shall not be entitled to any other salary, bonuses, benefits, severance or other compensation, from the Company or its Subsidiaries or Affiliates after the Termination Date and all of Executive’s rights to salary, bonuses, benefits and other compensation hereunder which would have accrued or become payable after the Termination Date (other than vested retirement or  health benefits accrued on or prior to the termination or expiration of the Employment Period, accrued insurance benefits or other amounts owing hereunder as of the date of such termination or expiration that have not yet been paid) shall cease upon such termination or expiration, other than as expressly required under applicable law (such as COBRA). In furtherance of the foregoing, in the event the Company terminates Executive’s employment on the basis that it is for Cause and it is ultimately determined that such termination was without Cause, it shall not be deemed a breach of this Agreement and (i) Executive shall only be entitled to the amounts provided for in this Agreement but subject to Executive’s compliance with the requirements of the last paragraph of Section 4(c).

(h)Resignation of All Other Positions. Upon termination of Executive's employment hereunder for any reason, Executive shall be deemed to have immediately resigned from all positions that the Executive holds as an officer of the Company and as an officer or member of the board of any of its Subsidiaries.

(i)Termination Certification. Upon separation from employment with the Company, Executive agrees to immediately sign and deliver to the Company the “Termination Certification” attached hereto as Exhibit B. Executive also agrees to keep the Company advised of Executive’s home and business

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address for a period of one (1) year after termination of Executive’s employment with the Company, so that the Company can contact Executive regarding Executive’s continuing obligations under this Agreement.

5.Section 280G Matters.  In the event that any payment, accelerated vesting or other benefit payable to Executive under this Agreement together with any other benefits received by Executive under any other Agreement would constitute "parachute payments" within the meaning of Section 280G of the Code (“Parachute Payments”), Executive will be entitled to receive either (i) the full amount of the Parachute Payments, or (ii) the maximum amount that may be provided to Executive without resulting in any portion of such Parachute Payments being subject to the excise tax imposed by Section 4999 of the Code, whichever of clauses (i) and (ii), after taking into account applicable federal, state, and local taxes and the excise tax under Section 4999 of the Code, results in the receipt by Executive, on an after-tax basis, of the greatest portion of the Parachute Payments. The repayment and/or reduction of payments or benefits which would be Parachute Payments (each a "Payment") contemplated by the preceding sentence shall be implemented by determining the Parachute Payment Ratio (as defined below) for each Payment and then reducing the Payments in order beginning with the Payments with the highest Parachute Payment Ratio. For Payments with the same Parachute Payment Ratio, such Payments shall be reduced based on the time of payment of such Payments, with amounts having later payment dates being reduced first. For Payments with the same Parachute Payment Ratio and the same time of payment, such Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Payments with a lower Parachute Payment Ratio. Any such repayment or reduction will in all events comply with Section 409A. For purposes of the foregoing, “Parachute Payment Ratio” shall mean a fraction, the numerator of which is the value of the applicable Payment for purposes of Section 280G of the Code and the denominator of which is the intrinsic value of such Payment.

6.Clawback.  Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation paid to Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback but only to the extent required by such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement to the extent generally applicable to all of the Company’s executive officers). With respect to any potential clawback or recovery effected or subject to a determination by the Board, the Board will make its determination for clawback or recovery in good faith, upon advice of counsel, and in accordance with any applicable law or regulation, and to the extent permitted by law, only after (i) providing Executive prior written notice of the deliberation of such potential clawback or recovery and (ii) providing Executive (and his counsel) an opportunity to present to the Board all relevant information related to such determination.

7.Return of Company Property.  Executive understands that anything that Executive created or worked on while working for the Company (except for inventions created by Executive entirely on his own time without using the Company’s equipment, supplies, facilities or trade secret information, that neither (i) related at the time of conception or reduction to practice of the invention to the Company’s business, or the actual or demonstrably anticipated research or development of the Company, nor (ii) result from any work performed by Executive for the Company (an “Approved Matter”)) belongs solely to the Company and that Executive cannot remove, retain, or use such information without the Company’s express written permission. Accordingly, upon separation from employment with the Company or upon the Company’s request at any other time, Executive will immediately deliver to the Company, and will not keep in Executive’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Company proprietary information, all Company equipment including all Company electronic media equipment, all tangible embodiments of intellectual property, all electronically stored information and passwords to access such property, Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any of the foregoing

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items.  Notwithstanding the foregoing, Executive understands that Executive is allowed to keep a copy of the Company’s employee handbook and personnel records relating to Executive’s employment (or records related to an Approved Matter), and Executive can make and retain an electronic copy of his contacts list and calendar and any personal emails or information needed for tax filing purposes or general government required purposes or any information related to any Approved Matter.

8.Protected Activity Not Prohibited. Executive understands that nothing in this Agreement or any other agreement with the Company shall in any way limit or prohibit Executive from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and California Department of Fair Employment and Housing (“Government Agencies”).  In making any such disclosures or communications, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information to any parties other than the Government Agencies. Executive further understands that Protected Activity does not include the disclosure of any Company attorney-client privileged communications. In addition, Executive hereby acknowledges that the Company has provided Executive with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit C.

9.Survival.  Sections 4 through 24, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the termination of this Agreement or the expiration or termination of the Employment Period.

10.Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered or one business day after being sent by reputable overnight courier service (charges prepaid) or mailed by first class mail, return receipt requested, to the recipient at the address below indicated.  Such notices, demands and other communications are a material provision of this Agreement and will be sent to Executive and to the Company at the following addresses:

Notices to Executive:

Michael L. Zemetra

Email:

Notices to the Company or its Subsidiaries:

Veritone, Inc.
575 Anton Blvd., Suite 100

Costa Mesa, CA 92626

Attention:  General Counsel

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

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11.Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.Complete Agreement.  This Agreement, the Employee Nondisclosure and Proprietary Information and Inventions Agreement between Executive and the Company, the Indemnification Agreement between Executive and the Company, and those documents and agreements expressly referred to herein (including any incentive equity award agreements) embody the complete agreement and understanding among the parties and supersede and preempt any prior or contemporaneous understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Executive acknowledges that no understandings, agreements or representations have been made by the Company, its Subsidiaries or their respective Affiliates other than those expressly contained herein, and that Executive has not relied on any other understandings, agreements or representations in executing this Agreement.

13.No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14.Counterparts.  This Agreement may be executed in separate counterparts (including by means of facsimile and electronic transmission in portable document format (.pdf)), each of which is deemed to be an original and all of which taken together constitute one and the same agreement

15.Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior written consent of the Company (and any purported assignment or delegation by Executive in violation of the foregoing shall be null and void).

16.Arbitration. Executive and the Company mutually agree that any controversy or claim arising out of or relating to this Agreement or the employment relationship between Executive and the Company, including any dispute regarding the scope or enforceability of this arbitration provision, shall be settled by individual arbitration administered by Judicial Arbitration and Mediation Services (JAMS) in accordance with the JAMS Employment Arbitration Rules and Procedures in effect as of the date of this Agreement (“JAMS Rules”), to the extent the JAMS Rules are consistent with the terms of this provision. Judgment on the award may be entered in any court having jurisdiction thereof.  The parties also mutually agree that, except as otherwise required by enforceable law, arbitration shall be the sole and exclusive forum for resolving such disputes (including any dispute with the Company, any related parties, and any of their respective employees, officers, owners or agents, who shall be third-party beneficiaries of this provision), and both parties agree that they are hereby waiving any right to have their disputes resolved in civil litigation by a court or jury trial, including but not limited to any disputes arising under statutes such as Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, or the California Fair Employment and Housing Act.  The arbitrator’s decisions on such matters shall be final and binding on the parties to the fullest extent permitted by law.  The JAMS Rules are incorporated herein by reference, to the extent they are consistent with the terms of this provision, and may be found at available at https://www.jamsadr.com/rules-employment-arbitration/.  The place of arbitration shall be Orange County, California.  Any arbitration hereunder shall be conducted only on an individual basis and not in a class, consolidated, or representative action.  The Company shall pay the administrative costs and fees directly

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related to the arbitration, including the fees of the arbitrator, and each party shall otherwise bear its own respective attorneys’ fees and costs, including the costs of any depositions or for expert witnesses, except that the arbitrator shall award the costs and expenses of the arbitration, including reasonable attorneys’ fees, to the prevailing party in such arbitration (if any) as determined by the arbitrator in his or her discretion.  Neither a party nor the arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties, unless otherwise provided by law.  The parties’ agreement to arbitrate does not apply to claims that, pursuant to applicable law, cannot be subject to mandatory arbitration, such as claims relating to workers’ compensation or unemployment insurance benefits; provided that, in the event of a dispute regarding whether, or the extent to which, any dispute is subject to arbitration, the parties agree that no underlying dispute or any facts regarding such dispute shall be submitted to a court until and unless a declaratory judgment is issued by the duly appointed arbitrator that allows a dispute to proceed in court based on a claim by a party that this arbitration provision is unenforceable as a matter of law as to an asserted claim.  Moreover, nothing in this Agreement prevents Executive from filing or prosecuting a charge with any government agency (such as the Equal Employment Opportunity Commission) over which such agency has jurisdiction, or from participating in an investigation or proceeding conducted by any such agency.  Any matter required to be arbitrated under this Agreement shall be submitted to mediation in a manner agreed to by Executive and the Company.  Executive and the Company agree to use mediation to attempt to resolve any such matter prior to filing for arbitration under this Agreement.  Executive and the Company will select a mediator agreeable to both parties.  The costs of the mediation and fees of the mediator will be borne entirely by the Company.  The parties will cooperate with the mediator on mediation arrangements, including time and place for mediation, who will attend or participate, and what information will be exchanged.

17.Choice of Law; Attorney’s Fees; Jurisdiction and Venue.

(a)All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.  If any action at law or in equity (including any arbitration) is commenced to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and disbursements in addition to any other relief to which such party may be entitled.

(b) WITHOUT WAIVING THE REQUIREMENTS OF SECTION 16, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF OR HIMSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF, AND VENUE IN, the state courts in Orange County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Central District of California) in connection with any dispute regarding the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with Executive's employment with the Company or services rendered hereunder.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT OR HE MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT OR HE MAY NOW OR HEREAFTER HAVE TO VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

18.Amendment and Waiver.  The provisions of this Agreement may be amended, superseded, cancelled or waived only with the prior written consent of the Company (as approved by the Board) and

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Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

19.Insurance.  The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable.  Executive agrees to reasonably cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

20.Withholdings.  The Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, local or foreign withholding taxes or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments or benefits from the Company or any of its Subsidiaries (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

21.Section 409A.

(a)This Agreement is intended to comply with Section 409A of the Internal Revenue Code, as amended (the “Code”), and its corresponding regulations (collectively, “Section 409A”), or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A, to the extent applicable. Separation benefits provided under this Agreement are intended to be exempt from Section 409A under the "separation pay exception" to the maximum extent applicable. Further, any payments that qualify for the "short-term deferral" exception or another exception under Section 409A shall be paid under the applicable exception.

(b)For purposes of determining Executive’s entitlement to payments or benefits required to be paid under this Agreement (or in any other arrangement with between the Company and the Executive) on account of a termination of Executive’s employment and that constitute nonqualified deferred compensation within the meaning of Section 409A, “termination of employment” and variations thereof shall mean Executive’s “separation from service” from the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and the default rules of Treasury Regulations Section 1.409A-1(h) promulgated thereunder, and the “Termination Date” shall have such meaning.

(c)To the extent that any expenses, reimbursement, fringe benefit or other, similar plan or arrangement with the Company in which Executive participates provides for a “deferral of compensation” with respect to Executive within the meaning of Section 409A of the Code, such amount shall be reimbursed in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations, including (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit.

(d)It is intended that each payment or installment of a series of payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code.  Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A of the Code and the Treasury Regulations

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promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code. If at the time of Executive’s termination of employment with the Company, the Company determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to in connection with such termination is considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Executive’s separation from service, or (B) Executive’s death.

To the extent any payment or benefit that Executive becomes entitled to by reason of a Change in Control is considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code, then a Change in Control shall not be deemed to occur with respect to such payment or benefit unless such Change in Control constitutes an event described under Section 409A(a)(2)(A)(v) of the Code (that is, a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code). If any severance payment or benefit payable to Executive may be paid in two calendar years based on the date on which any related release or similar agreement is executed and/or returned by Executive, then any such payment or benefit that would otherwise be payable in the earlier of such two calendar years shall be paid with the first regular payroll of the Company in the later of such two calendar years.

22.Executive’s Cooperation.  During the Employment Period and for a period of at least five (5) years thereafter, Executive shall provide reasonable cooperation to the Company and its Subsidiaries and/or Affiliates (and its or their legal counsel or designees) in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company at the Company’s cost (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, turning over to the Company all pertinent non-privileged information and turning over to the Company all relevant non-privileged documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). Executive shall be entitled to (i) compensation for such cooperation at an hourly rate derived from Executive’s final Base Salary divided by 2,000; and (ii) reimbursement for all reasonable costs incurred by Executive in complying with the foregoing.

23.Other Agreements.

(a)Employee Nondisclosure and Proprietary Information and Inventions Agreement.  As a condition to Executive’s employment with the Company, Executive shall enter into an Employee Nondisclosure and Proprietary Information and Inventions Agreement with the Company, in the form attached hereto as Exhibit D.

(b)Indemnification Agreement.  The Company shall enter into an indemnification agreement with Executive in substantially the form of indemnification agreement entered into by the Company with its directors and executive officers (the “Indemnification Agreement”), and shall maintain D&O insurance for the benefit of its current and former officers and directors as required by such agreement.  To the extent the Company enters into an indemnification agreement with any other Non-Founder Executive that provides benefits or protections superior to the benefits on Executive’s Indemnification Agreement, the Company shall, upon Executive’s written request, amend Executive’s Indemnification Agreement to add such requested additional protection. The Company agrees to provide prompt notice to Executive of its entry into any agreement described in the preceding sentence.

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24.Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below.  For the avoidance of doubt, unless otherwise agreed by the parties, these definitions shall supersede any similar definitions contained in any other agreement between Executive and the Company.

“Affiliate” means, with respect to the Company and its Subsidiaries, any other Person controlling, controlled by or under common control with the Company or any of its Subsidiaries and, in the case of a Person which is a partnership, any partner of the Person.  Notwithstanding anything to the contrary in this Agreement, Executive shall not be deemed an Affiliate of the Company or any of its Subsidiaries for purposes of this Agreement.

“Cause” means (i) a breach by the Executive of a material provision of the Agreement; or (ii) the willful and continued failure by the Executive to substantially perform his duties hereunder; or (iii) any intentional misconduct by the Executive (including, but not limited to, misappropriation, fraud including with respect to the Company’s accounting and financial statements, embezzlement or conversion by the Executive of the Company’s or any of its Subsidiary’s property in connection with the Executive’s duties or in the course of the Executive’s employment with the Company) that causes (or can reasonably be expected to cause) material harm to the Company or any of its Subsidiaries, financially, reputationally or otherwise; or (iv) the Executive's conviction, guilty plea or plea of nolo contendere for any crime involving financial impropriety, moral turpitude, or in any felony criminal proceeding, in each case that was materially detrimental to the Company's reputation or business; provided that, with respect to the actions, events or conditions described in clauses (i) through (iv) above, any termination by the Company shall be presumed to be other than for Cause unless (A) the Company provides written notice to Executive of the applicable action, event or condition allegedly constituting Cause (which notice shall specify in reasonable detail the particulars of such action, event or condition), and (B) if such condition can be cured, rescinded or remedied, the Executive fails to cure, rescind or otherwise remedy the applicable action, event or condition described in such written notice within thirty (30) days after delivery of such written notice (or such longer period as the Company may agree in writing).  For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed “intentional” or “willful” if it was due primarily to an error in judgment or negligence, and any act or failure to act on the part of the Executive shall be deemed “intentional” or “willful” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the interest of the Company. Failure to meet performance expectations, unless willful, continuing, substantial, and uncured after demand for cure to the extent such failure is curable, shall not be considered “Cause.”

“Change in Control” for the purposes of this Agreement, means a change in ownership or control of the Company effected through any of the following transactions: (a) consummation of a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing at least fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the Persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction; (b) a sale, transfer or other disposition of all or substantially all of the Company’s assets; (c) the closing of any transaction or series of related transactions pursuant to which any Person or any group of Persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company or a Person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) the beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Company’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such

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transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s existing stockholders; or (d) a change in the composition of the Board over a period of twenty-four (24) consecutive months or less such that a majority of the Board members ceases to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period (“Incumbent Directors”) or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Incumbent Directors who were still in office at the time the Board approved such election or nomination; provided that any individual who becomes a Board member subsequent to the beginning of such period and whose election or nomination was approved by two-thirds of the Board members then comprising the Incumbent Directors will be considered an Incumbent Director.  With respect to any payment that constitutes “nonqualified deferred compensation” (within the meaning of Section 409A) the payment timing of which is determined by reference to a Change in Control (if any), solely for purposes of the timing of such payment, a transaction shall only constitute a Change in Control only if it constitutes a “change in control event” within the meaning of Section 409A.

“Disability” means a physical or mental disability or infirmity that prevents or is reasonably expected to prevent the performance of Executive's employment-related duties for a period of six months or longer and, within thirty (30) calendar days after the Company notifies Executive in writing that it intends to terminate his employment, Executive shall not have returned to the performance of his employment-related duties on a full-time basis; provided that, with respect to any compensation that constitutes “nonqualified deferred compensation” (within the meaning of Section 409A), “Disability” shall have the meaning set forth in Section 409A(a)(2)(c) of the Internal Revenue Code.  The Board's reasoned and good faith judgment of Disability shall be final, binding and conclusive, and shall be based on such competent medical evidence as shall be presented to it by Executive and/or by any physician or group of physicians or other competent medical expert employed by Executive or the Company to advise the Board.

“Good Reason” means without Executive's consent, (a) a material reduction by Company of Executive's compensation hereunder (which shall be deemed to have occurred if either his Annual Base Salary or target Annual Bonus is reduced by ten percent (10%) or more), other than a temporary reduction that does not impact Executive disproportionately relative to the other executive officers of the Company; (b) a material diminution in Executive's titles, duties, responsibilities or authority or the assignment to him of any duties or responsibilities inconsistent with Executive's position and status as Chief Financial Officer; (c) a relocation of Executive’s primary location of employment by more than thirty-five (35) miles from the Company’s current offices in Costa Mesa, California (except for remote work from Executive’s residence or an office relocation that reduces the distance from Executive’s principal residence); (d) failure of the Company to obtain a satisfactory written agreement from any successor to all or substantially all of the assets or business of the Company to assume and agree to perform this Agreement within fifteen (15) calendar days after a merger, consolidation, sale or similar transaction; (e) any purported termination by the Company of Executive's employment otherwise than as expressly described herein, or (f) any material breach of this Agreement by the Company.  In order for a termination to constitute a termination for “Good Reason” hereunder, Executive must give the Company written notice of his intent to resign for Good Reason within ninety (90) days following the date Executive first learns of such Good Reason event, and the Company shall not have cured such Good Reason event within thirty (30) days following receipt of such notice from the Executive and Executive's employment must terminate upon expiration of such thirty (30)-day period.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a business entity and a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” or “Subsidiaries” means any Person of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or

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indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries of the Company or a combination thereof and for Executive’s purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation), if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).  For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

Company:

VERITONE, INC.,

a Delaware corporation

By: /s/ Chad Steelberg
Name: Chad Steelberg

Title:   Chief Executive Officer

Executive:

/s/ Michael L. Zemetra

Michael l. zemetra

Exhibit A

Form of Release of Claims

GENERAL RELEASE

This GENERAL RELEASE (this “Agreement”) is made and entered into by and between Michael L. Zemetra (hereinafter “Executive”) and Veritone, Inc. (hereinafter “Employer”), and inures to the benefit of  Employer’s current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, agents, employees and assigns of Employer.

RECITALS

A.Executive has worked for Employer for a period of time in an executive capacity, and has received substantial equity in Employer for the services that he provided to Employer.

B.Executive’s employment with Employer ended effective _____________.

C.Executive and Employer wish permanently to resolve any and all disputes arising out of the termination of Executive’s employment with Employer.

NOW, THEREFORE, for and in consideration of the execution of this Agreement and the mutual covenants contained in the following paragraphs, Employer and Executive agree as follows:

1.No Admission of Liability.  The parties agree that the execution of this Agreement, and the performance of the acts required by it, does not constitute an admission of liability, culpability, negligence or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence or wrongdoing by any party.

2.Wages and Vacation Time Paid.  Executive acknowledges that as a result of the equity and other consideration that he received, he was fully and completely compensated for all services that he provided to Employer.

3.Release Benefit.   Pursuant to the terms of Executive’s Employment Agreement to which the form of this General Release was attached as Exhibit A (the “Employment Agreement”), he is entitled to certain benefits if he agrees to release all known and unknown claims against Employer and certain of its affiliates (the “Release Benefits”).  Executive acknowledges and agrees that he is not entitled to the Release Benefits unless and until he executes this General Release.

4.General Release.  Subject to Section 8 below, Executive for himself, his heirs, executors, administrators, assigns and successors, fully and forever releases and discharges Employer and each of its current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, “Releasees”), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise (collectively “Claims”), which have arisen, occurred or existed at any time prior to the signing of this Agreement, to the extent arising out of or relating to Executive’s employment, Executive’s employment agreement, grants of equity interests to Executive, cessation of Executive’s employment with Employer, Executive’s work with the Company and/or its predecessor entities prior to his employment with the Company, or Executive’s service as a director of the Company and its affiliated companies.  For purposes of clarity, the foregoing release expressly includes any and all claims, liabilities and causes of action related in any way to Executive’s employment with, or service as a director to, the Company, including without limitation those causes of action listed in Sections 5 and 6 below.

5.Release of Employment Related Claims.  Executive understands and agrees that he is waiving any and all rights he may have had, now has, or in the future may have, to pursue against any of the Releasees any and all remedies available to him under any employment-related causes of action, including, without limitation, claims for unpaid wages, wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of

1964, as amended, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Federal Rehabilitation Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the Equal Pay Act of 1963, the California Family Rights Act, the provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws) and/or employment discrimination.  Executive understands, however, that this Agreement does not extend to claims that may not be released as a matter of law.  In addition, Executive understands and agrees that this release does not prevent Executive from making a complaint with, contacting, or participating in an investigation with a federal governmental agency such as the Equal Employment Opportunity Commission, the Department of Labor, and the Securities and Exchange Commission, but does waive and release any claim for damages or monetary relief associated with such a complaint or communication.

6.Release of Disputed Wage Claims.  Executive understand and agrees that Executive is releasing all claims related to disputes over wages owed to employees, including but not limited to, disputed wages, vacation, bonuses, overtime, break premiums, and any other type or form of disputed compensation for time worked.

7.Release of Unknown Claims.  Executive expressly waives any and all rights and benefits conferred upon him by Section 1542 of the Civil Code of the State of California, which states as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Executive expressly agrees and understands that the release given by him pursuant to this Agreement applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which he may have against Employer or any of the other Releasees.

8.Continued Right to Be Indemnified.  Nothing in this Agreement terminates any indemnification or contribution obligation of Employer required by law or Employer’s bylaws, or any obligation of Employer under that certain Indemnification Agreement between Employer and Executive, as may be amended from time to time (the “Indemnification Agreement”).  For purposes of clarity, the releases contained herein shall not include or cover claims for contribution or indemnity against any Releasee for any third party claims asserted against Executive. Furthermore, nothing in this Agreement waives or releases any Claim with respect to (a) any payments or benefits payable or to be provided under Section 4 of the Employment Agreement, (b) any claims against a Releasee not arising in connection with Executive’s employment with the Company, or (c) any claims to vested benefits under any employee benefit plan within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

9.Entire Agreement.  Executive acknowledges and agrees that no promises or representations were made to him which do not appear in this Agreement or the Indemnification Agreement, and that this Agreement and the Indemnification Agreement contain the entire agreement of the parties on its subject matter.  Executive acknowledges and agrees that he enters into this Agreement based upon his own judgment and not in reliance upon any representations or promises made by Employer or anyone acting on behalf of Employer, other than those contained within this Agreement.  The parties further agree that if any of the facts or matters upon which they now rely in making this Agreement prove to be otherwise, this Agreement will nonetheless remain in full force and effect.

10.Voluntary Execution.  Executive hereby acknowledges that he has read and understands this Agreement and that he signs this Agreement voluntarily and without coercion.  Executive further acknowledges that he has been advised by Employer to obtain independent legal advice regarding the matters contained in this Agreement.  Executive further acknowledges that the waivers he has made in this Agreement are knowing, conscious and voluntary and are made with full appreciation that he is forever foreclosed from pursuing any of the rights waived.

11.Severability.  If any provision of this Agreement, it will not affect the enforceability of the remaining provisions and all remaining provisions will be enforced to the extent permitted by law.

12.Modification.  The parties agree that no waiver, amendment or modification of any of the terms of this Agreement shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification.

No waiver of any term, condition or default of any term of this Agreement shall be construed as a waiver of any other term, condition or default.

13.Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICTS OF LAWS.  Executive and the Company consent to the exclusive jurisdiction of, and venue in, the state courts in Orange County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Central District of California) in connection with any dispute regarding the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with Executive's employment with the Company or services rendered hereunder.

14.Arbitration.  The parties agree that any and all disputes, claims, or controversies between the parties to this Agreement including any dispute, claim or controversy arising out of or relating to an interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Orange County, California administered by the American Arbitration Association in accordance with its then existing Commercial Arbitration Rules.  The Federal Arbitration Act ("FAA") shall apply to interpretation of this arbitration provision.  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator's decision in any court having jurisdiction.  The parties will pay the costs and expenses of such arbitration in such proportions as the arbitrator shall decide, and each party shall separately pay his own attorneys' fees and expenses.  Executive and Employer waive any right to bring or pursue class or representative claims in arbitration.  Executive understands that by signing this Agreement, Executive waives any right to bring a class, collective, or representative claim against Employer, and any arbitration will be on behalf of Executive only.

15.Time for Consideration.  Executive understands that he is entitled to have 45 days’ time in which to consider this Agreement.  Employer advises Executive to obtain the advice and counsel from the legal representative of his choice.  Executive executes this Agreement having had sufficient time within which to consider its terms.  Executive represents that if he executes this Agreement before 45 days have elapsed, he does so voluntarily, upon the advice and with the approval of his legal counsel, and that he voluntarily waives any remaining consideration period.

16.Revocation.  Executive understands that after executing this Agreement, he has the right to revoke it within seven (7) days after his execution of it.  Executive understands that this Agreement will not become effective and enforceable unless the seven day revocation period passes and Executive does not revoke this Agreement in writing.  Executive understands that this Agreement may not be revoked after the seven day revocation period has passed.  Executive understands that any revocation of this Agreement must be made in writing and delivered to Employer at 575 Anton Blvd., Suite 100, Costa Mesa, CA 92626 within the seven (7) day period.

BY SIGNING THIS AGREEMENT, EXECUTIVE REPRESENTS THAT EXECUTIVE READ THIS AGREEMENT AND KNOWS THAT EXECUTIVE GIVES UP IMPORTANT RIGHTS.

Dated: _______________	________________________________________ Michael L. Zemetra

Exhibit B

TERMINATION CERTIFICATION

This certification is delivered pursuant to the terms of an Employment Agreement (the “Employment Agreement”) entered into between Veritone, Inc. (the “Company”), and Michael L. Zemetra (“Executive”).

Executive hereby certifies that Executive does not have in Executive’s possession, nor has Executive failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, any other documents or property, or reproductions of any and all aforementioned items belonging to the Company or its Subsidiaries, Affiliates, successors, or assigns.

Executive further certifies that Executive has complied with all the terms of the Executive Employment Agreement, including the reporting of any inventions and original works of authorship (as defined therein) conceived or made by Executive (solely or jointly with others), as covered by the Employment Agreement.

Executive further agrees that, in compliance with the Employment Agreement, Executive will preserve as confidential all Company proprietary information, confidential knowledge, data, or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information, or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants, or licensees.

Date: _______________	________________________________________ Michael L. Zemetra
________________________________________ Address:

Exhibit C

SECTION 7 OF THE DEFEND TRADE SECRETS ACT OF 2016

“ . . . [a]n individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

Exhibit D

Form of Employee Nondisclosure and Proprietary Information and Inventions Agreement

[Attached]

VERITONE, INC.

EMPLOYEE NONDISCLOSURE

AND

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my employment with, and the compensation I receive from Veritone, Inc., a Delaware corporation, and its wholly owned subsidiaries, Veritone Media, Inc., Veritone Enterprise, LLC., and Veritone Politics, LLC., all of which are Delaware legal entities, together with their respective current and future subsidiaries and affiliated companies (collectively, the “Company”), I hereby represent and agree as follows:

1. Confidential and Proprietary Information.  I understand that the Company possesses and will possess Proprietary and Confidential Information which is important to its business.  For purposes of this Agreement, “Confidential and Proprietary Information” is generally any and all nonpublic information that was or will be developed, created or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company’s business. I acknowledge that all right, title and interest in and to such Confidential and Proprietary Information is vested with the Company, unless I can establish that (a) such information is or becomes publicly known through lawful means; (b) such information was rightfully in my possession or part of my general knowledge prior to my employment by the Company as specifically disclosed by me in Exhibit A; or (c) such information is disclosed to me without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and who did not learn of it from the Company.

  1.1 Confidential and Proprietary Information includes, without limitation, information (whether conveyed orally  in writing, or otherwise embodied in any form of media) relating to (i) all nonpublic information relating the Company’s internal communications to its employees, consultants, directors, shareholders, agents, clients, customers, vendors and suppliers, (ii) client/customer lists, vendor/supplier/partner lists, or other lists or compilations containing client, customer, vendor, supplier or partner information; (iii) nonpublic information about the Company’s products or services, proposed products or services, research, product development, know-how, ideas, techniques, formulations, trade secrets, processes, costs, profits, markets, business plans, marketing plans, strategies, forecasts, financial statements, financing plans, budgeting, valuations, capitalizations, sales or commissions, and product flow charts; (iv) plans for the future development or new product concepts; (v) design, manufacturing, marketing, pricing, sales or distribution techniques or processes, documents, books, papers, drawings, schematics, models, prototypes, sketches, computer programs, databases or other data, including electronic data recorded or retrieved by any means; (vi) the performance and terms of employment or service of other employees, consultants, service providers or independent contractors; (vii) software in various stages of development, and any designs, drawings, schematics, specifications, techniques, source code, algorithms, object code, documentation, diagrams, flow charts, research development, new product concepts, processes and procedures relating to any software; (viii) all other information that has been or will be given to me in confidence by the Company; and (ix) any information described above which the Company obtains from another party and which the Company treats as proprietary, designates as Confidential and Proprietary Information, or otherwise has a confidentiality obligation with respect thereto.

  1.2 I understand that the Company possesses or will possess Company Materials which are important to its business.  For purposes of this Agreement, “Company Materials” are documents or other media or tangible items that contain or embody or otherwise describe Confidential and Proprietary Information, or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by me or by others.  Company Materials include, without limitation, files, blueprints, drawings, photographs, charts, graphs, notebooks, presentations, business plans, financial and accounting records, customer/client lists, vendor lists, supplier lists, partner lists, computer software, computer network diagrams and schematics, media or printouts, audio and/or video recordings and other printed, typewritten or handwritten documents, as well as samples, prototypes, models, products and the like.

2. Intellectual Property.

2.1 Subject to the provisions of Section 1 (a) (b) and (c) of this Agreement, all Confidential and Proprietary Information and Company Materials and all right, title and interest in and to any patents, patent rights, copyrights, trademark rights, mask work rights, trade secret rights, and all other intellectual and industrial property and proprietary rights that currently exist or may exist in the future anywhere in the world in connection with, or related to such Confidential and Proprietary Information or Company Materials (collectively the “Rights”) shall be the sole property of the Company.  I hereby assign to the Company any Rights I may have (to the extent not previously transferred to the Company) or hereafter acquire in such Confidential and Proprietary Information and Company Materials.

2.2 At all times, both during my employment with the Company and after its termination, I will keep in confidence and trust and will not use or disclose, directly or indirectly, in whole or in part, any Confidential and Proprietary Information, Company Materials or anything relating to it without the prior written consent of an executive officer of the Company except as may be necessary and appropriate in the ordinary course of performing my duties to the Company.  The disclosure restrictions of this Agreement shall not apply to any information that I can document that is generally known to the public through no fault of mine.

2.3 Notwithstanding the foregoing, as may be required to comply with legal process, I may disclose Confidential and Proprietary Information and/or Company Materials in response to a valid subpoena or request for production of documents issued by a court or governmental agency having jurisdiction over me and any Confidential and Proprietary Information and/or Company Materials, provided that I give prompt notice to the Company of any such subpoena or request served on me, cooperate with the Company and its counsel with seeking a protective order over any such requested Confidential and Proprietary Information and/or Company Materials, and limit any required disclosure to the Confidential and Proprietary Information and/or Company Materials specifically required by the requesting judicial or governmental agency.

2.4 Nothing contained herein will prohibit an employee from disclosing to anyone the amount of his or her wages.

2.5 I agree that during my employment or service with the Company, I will not remove any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company, except as provided in Section 2.3 above, or as I am required to do in connection with performing the duties of my employment with the Company.  I further agree that, immediately upon the termination of my employment by me or by the Company for any reason, or for no reason, or during my employment if so requested by the Company, I will return all Confidential and Proprietary Information, Company Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) my copy of this Agreement.

2.6 I understand that nothing in this Agreement limits or impedes me from communicating with the Securities and Exchange Commission (“SEC”) about possible securities law violations or alleged facts relating to such violations.  Employer will not enforce or threaten to enforce this

Agreement as to direct communications between me and the SEC.

2.7 I understand that federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances.  Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions:

•

Where the disclosure is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or

•	Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. See 18 U.S.C. § 1833(b)(1)).

Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.  See 18 U.S.C. § 1833(b)(2).

3.  Inventions.

3.1 I agree that all “Inventions” (which term includes, without limitation, patentable or non-patentable inventions, original works of authorship, derivative works, trade secrets, trademarks, copyrights, service marks, discoveries, patents, technology, algorithms, computer software, application programming interfaces, protocols, formulas, compositions, ideas, designs, processes, techniques, know-how and data related to the Company’s Confidential and Proprietary Information and all improvements, rights and claims related to the foregoing), which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment, shall be the sole property of the Company to the maximum extent permitted by law, including Section 2870 of the California Labor Code, if applicable.

3.2 I hereby irrevocably assign, without further consideration, all such Inventions to the Company (free and clear of all liens and encumbrances), and the Company shall be the sole owner of all Rights in connection therewith.  Notwithstanding the foregoing, no assignment in this Agreement shall extend to inventions, the assignment of which is prohibited by California Labor Code Section 2870, which states:

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2)	Result from any work performed by the employee for the employer.

I acknowledge that all original works of authorship made by me (in whole or in part, either alone or jointly with others) within the scope of my employment that are protectable by copyright are “works made for hire,” as defined in the United States Copyright Act (17 USCA, Section 101).  I will not disclose Inventions covered by this Section 3.2 to any person outside the Company, unless I am requested to do so by an executive officer of the Company. Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as moral rights (collectively, the “Moral Rights”).  To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would otherwise violate such Moral Rights in the absence of such waiver and consent.  I will confirm any such waivers and consents from time to time as requested by the Company.

3.3 I agree to maintain adequate and current written records on the development of all Inventions and to disclose promptly to the Company all Inventions and relevant records, which records shall be deemed Company Materials and accordingly, will remain the sole property of the Company.  I further agree that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer program, original work of authorship, design, formula, discovery, patent, or copyright that I do not believe to be an Invention, but is conceived, developed, or reduced to practice by me (in whole or in part, either alone or jointly with others) during my employment, shall be promptly disclosed to an executive officer of the Company (such disclosure to be received in confidence).  The Company shall examine such information to determine if, in fact, the ideas, process, or invention, etc., constitutes an Invention subject to assignment under Section 3.3.

3.4 I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in evidencing, perfecting, obtaining, maintaining, defending and enforcing Rights and/or my assignment with respect to such Inventions in any and all countries.  Such acts may include, without limitation, execution of documents and assistance or cooperation in legal proceedings.  Should the Company be unable to secure my signature on any document necessary to apply for, prosecute, obtain, enforce or defend any Rights relating to any assigned Invention, whether due to my mental or physical incapacity or any other cause, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact, with full power of substitution, to act for and in my behalf and instead of me, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by me.

3.5 I have attached hereto as Exhibit A, a complete list of all existing inventions to which I claim ownership as of the date of this Agreement and that I desire to specifically clarify are not subject to this Agreement, and I acknowledge and agree that such list is complete.  If no such list is attached to this Agreement, I represent that I have no such inventions at the time of signing this Agreement.  If I incorporate, integrate or use (or allow the incorporation, integration and use) of any inventions owned by me, or in which I have an interest (that do not constitute works made for hire owned by the Company or are not otherwise assigned to the Company hereunder) into/with a Company product, process, service, software, machine or other technology, I hereby grant to the Company a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to (directly or indirectly) reproduce, perform, display, create derivative works, distribute, transmit, make, have made, modify, manufacture, practice, import use, sell and otherwise commercially exploit all such inventions as part of, or in connection with, such Company product, process, service, software, machine or other technology.

3.6 I understand that nothing in this Agreement is intended to expand the scope of protection provided me by Sections 2870 through 2872 of the California Labor Code or any analogous provision of any other jurisdiction.

4. Prior Actions and Knowledge.  I represent and warrant that from the time of my first contact or communication with the Company, I have held in strict confidence all Confidential and Proprietary Information and have not (i) disclosed any Confidential and Proprietary Information or delivered any Company Materials, in whole or in part, to anyone outside of the Company, or (ii) used, copied, published, or summarized any Confidential and Proprietary Information, or removed any Company Materials, in whole or in part, from the business premises of the Company, except to the extent necessary to carry out my responsibilities as an employee of the Company.

5. Former Employer Information.  I agree that I will not, during the term of my employment with the Company, improperly use or disclose any confidential information, proprietary information or trade secrets of my former or concurrent employers.  I agree that I will not bring onto the premises of the Company any document or any property belonging to my former employers unless previously consented to in writing by them, which I will demonstrate by providing a copy of such written consent to the Company.  I represent and warrant that I have returned all property and confidential information belonging to all prior employers.

6.  No Conflict with Obligations to Third Parties.  I represent and warrant that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary or confidential information acquired by me in confidence or in trust prior to my employment with the Company.  I represent and warrant that I have not entered into, and I agree that I will not enter into, any agreement, either written or oral, in conflict herewith, or in conflict with my employment with the Company, or with any of my obligations under this Agreement.

7. Non-Solicitation of Company Service Providers.  During the term of my employment with the Company and for one (1) year thereafter, I will not encourage or solicit, directly or indirectly, any person who is personally providing services to the Company as an employee, consultant or independent contractor (each, a “Service Provider”) to reduce or terminate his or her employment or services to the Company for any reason.  As part of this restriction, I will not interview or provide, directly or indirectly, any input to any third party regarding any such Service Provider during the one (1) year period subsequent to the termination of my employment with the Company.  However, this restriction will not affect any responsibility that I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

8. Duty of Loyalty.  I agree that, during my employment with the Company, I will not provide consulting services to, or become an employee of, any other firm or person engaged in a business that is in any way competitive with the Company without first informing the Company of the existence of such proposed relationship and obtaining the prior written consent of the Company’s Chief Executive Officer, or Chief Financial Officer.

9. Company Authorization for Publication.  Prior to my submitting or disclosing for possible publication or dissemination outside the Company, any material prepared by me that incorporates information that concerns the Company’s business or anticipated research, I agree to deliver a copy of such material to an executive officer of the Company for his or her review.  Within twenty (20) days following such submission, the Company agrees to notify me in writing whether the Company believes such material contains any Confidential and Proprietary Information or Inventions, and I agree to make such deletions and revisions that are reasonably requested by the Company to protect its Confidential and Proprietary Information and Inventions.  I further agree to obtain the written consent of an executive officer of the Company prior to any review of such material by persons outside the Company.

10. Name and Likeness Rights, Etc.  During my employment with the Company, I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any media now known or hereafter developed (including but not limited to film, video and digital or other electronic media), for whatever purposes the Company deems reasonably necessary.

11. Remedies.  I recognize that nothing in this Agreement is intended to limit any remedy of the Company under the California Uniform Trade Secrets Act.  I recognize that my violation of this Agreement could cause the Company irreparable harm, the amount of which may be extremely difficult to estimate, making any remedy at law or in damages inadequate.  Therefore, I agree that the Company shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Agreement and for any other relief the Company deems appropriate without the need to post a bond or any other security.  This right shall be in addition to any other remedy available to the Company.  In addition, I recognize that the unauthorized taking of any of the Company’s trade secrets (a) is a crime under California Penal Code Section 499c and may be punishable by imprisonment in a state prison or in a county jail for a time not exceeding one (1) year, or by a fine not exceeding Five Thousand Dollars ($5,000), or by both such fine and such imprisonment; and (b) could result in civil liability under the California Uniform Trade Secrets Act, among other laws or legal theories, and that such willful misappropriation may result in an award against me for triple the amount of the Company’s damages and the Company’s attorneys’ fees in collecting such damages.

12.  Notification.  I hereby authorize the Company to notify my actual or future employers of the terms of this Agreement and my responsibilities hereunder.

13.  Survival.  I agree that my obligations under Section 1, Section 2, Section 3, and the provisions of Sections 11 through 17 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that the Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine.

14. Governing Law; Severability.  I agree that any dispute regarding the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of law provisions thereof, even if I may work for the Company outside of California or the United States.  I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable, such illegal or unenforceable provision(s), or any portion thereof, shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms thereof.

15. Successors and Assigns.  This Agreement shall be binding upon me, my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company and its successors and assigns. I understand and agree that the terms of this Agreement will continue to apply to me even if I transfer my duties at some time during the term of my employment from my employment with Veritone, Inc. or one of Veritone’s subsidiaries, to any other parent, subsidiary or other company affiliated with Veritone, Inc.

16. Entire Agreement; Modification.  The terms of this Agreement (including all attached Exhibits, which are incorporated herein by this reference) are the final expression of my agreement with respect to its subject matter herein and may not be contradicted by evidence of any prior or contemporaneous agreement or understanding, whether oral or written.  This Agreement can only be modified by a subsequent written agreement executed by me and an executive officer of the Company.

17. Certification of Compliance.  I agree that upon termination of my employment with the Company, for any reason, I shall re-read this Agreement, and I will sign and remit to the Company a certification of my compliance with this Agreement, in the form attached hereto as Exhibit B, no later than five (5) days after the effective date of my termination of my employment with the Company.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION.  NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT.  I HAVE COMPLETELY NOTED ON EXHIBIT A TO THIS AGREEMENT ANY PROPRIETARY INFORMATION AND INVENTIONS THAT I DESIRE TO EXCLUDE FROM THIS AGREEMENT.

Date: __________________________	Employee Signature
Print Name

EXHIBIT A

EMPLOYEE DISCLOSURE

1.Except for the information and ideas listed below that rightfully became part of my general knowledge prior to my first contact or communication with Veritone, Inc. or any of its parents, subsidiaries or affiliates (collectively, the “Company”), I represent that I am not in the possession of, and have no knowledge of any information that can be considered Confidential and Proprietary Information of the Company other than information disclosed by the Company to me during my employment negotiations, which I understand and agree is  Confidential and Proprietary Information of the Company.

2.Except for the complete list of Inventions set forth below, I represent that I (in whole or in part, either alone or jointly with others) have not made, conceived, developed or first reduced to practice any Inventions relevant to the subject matter of my employment with the Company prior to my employment with the Company.

No inventions
I do have inventions as set forth below:

____________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

Additional sheets attached

Date: __________________________	Employee Signature
Print Name

EXHIBIT B

CERTIFICATION OF COMPLIANCE

I certify that I have received a copy of the Employee Nondisclosure and Proprietary Information and Inventions Assignment Agreement (the  “Agreement”) that I signed in connection with my employment with Veritone, Inc., or a subsidiary or an affiliate thereof (together and separately, the “Company”).

I certify that I have complied with, and will continue to comply with, the Agreement including, without limitation:

1.

My obligations under Section 2 of the Agreement to preserve the confidentiality of all “Confidential and Proprietary Information” (as defined in the Agreement), and to not disclose nor use any Company Confidential and Proprietary Information unless necessary in the performance of my job duties and responsibilities as an employee of the Company, or as may be expressly authorized in writing by an executive officer of the Company;

2.

My obligation under Section 2 of the Agreement to return to the Company, and to not keep or otherwise retain, any and all “Company Materials” (as defined in the Agreement) as well as any Company apparatus, equipment or other physical property;

3.

My obligation under Section 3 of the Agreement to disclose in writing to the Company any “Inventions” (as defined in the Agreement) conceived or developed by me during my employment with the Company; and

4.	My obligations under Section 7 of the Agreement with respect to non-solicitation of “Service Providers” (as defined in the Agreement) of the Company.

I understand that this Certification of Compliance in no way limits my rights and obligations or the Company’s rights and obligations, under the Agreement.

Date: __________________________	Former Employee Signature
Former Employee Name (Please Print)